Bitwise Bitcoin ETP Trust S-1

Exhibit 3.2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST OF

BITWISE BITCOIN ETF TRUST

THIS Certificate of Amendment to the Certificate of Trust of Bitwise Bitcoin ETF Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) pursuant to§ 3810(b) of the Act.

1.	Name. The name of the statutory trust amended hereby is Bitwise Bitcoin ETF Trust.

2.	Amendment to Certificate of Trust. The Trust's Certificate of Trust is hereby amended by changing the name of the Trust to BITWISE BITCOIN ETP TRUST.

3.	Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 22nd day of April, 2021.

DELAWARE TRUST COMPANY, not
in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Benjamin Hancock
Name: Benjamin Hancock
Title: Assistant Vice President